UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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HOMEBANC CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 30, 2007

To our Shareholders:

The 2007 annual meeting of shareholders of HomeBanc Corp. will be held on August 30, 2007, at 8:00 a.m., local time, at the W Atlanta at Perimeter Center, 111 Perimeter Center West, Atlanta, Georgia 30346. The purposes of the annual meeting are to:

(1) elect nine directors;

(2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007; and

(3) transact any other business that properly comes before the annual meeting.

All shareholders of record at the close of business on July 10, 2007 are entitled to vote at the annual meeting and any postponements and adjournments of the annual meeting.

By Order of the Board of Directors,

Alana L. Griffin

Secretary

Atlanta, Georgia

July 30, 2007

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the annual meeting, you are urged to vote, date, sign and return the enclosed proxy in the enclosed postage paid envelope as soon as possible. If you attend the annual meeting, you may revoke the proxy and vote your shares in person.

i

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

PROXY STATEMENT

FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies to be voted at our 2007 annual meeting of shareholders, which, together with any adjournments or postponements, we refer to as our “annual meeting.” Our annual meeting will be held on August 30, 2007, at 8:00 a.m., local time, at the W Atlanta at Perimeter Center, 111 Perimeter Center West, Atlanta, Georgia 30346. This proxy statement and proxy card are first being mailed to our shareholders on or about July 30, 2007.

THE MEETING & VOTING PROCEDURES

What is the purpose of the annual meeting?

At our annual meeting, our shareholders will act upon the matters outlined in the preceding notice of annual meeting, which are further described in this proxy statement. In addition, our management will respond to any questions from our shareholders.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of HomeBanc common stock. This proxy statement describes matters on which we would like you to vote at our annual meeting. It also provides information to you regarding these matters so that you can make an informed decision.

What is a proxy?

It is your legal designation of another person — referred to as a “proxy” — to vote the shares of our common stock that you own. The written document providing notice of the annual meeting and describing the matters to be considered and voted upon also is called the “proxy” or the “proxy statement.” Our board of directors has designated three of our executive officers as proxies for the annual meeting. These executive officers are Kevin D. Race, Charles W. McGuire and Nicolas V. Chater.

Who is soliciting my proxy?

Our board of directors, which we sometimes refer to as the “board,” is soliciting your proxy to vote your shares of our common stock at the annual meeting on the proposals described in this proxy statement.

Who is entitled to vote?

Holders of our common stock on the close of business on July 10, 2007, which we refer to as the “record date,” are entitled to receive notice of the annual meeting and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

How many votes is each share of common stock entitled to?

Holders of our common stock as of the record date are entitled to one vote per share on each matter considered at the annual meeting.

How many shares are required to be present to hold and conduct business at the annual meeting?

Shares are counted as “present” at the annual meeting if the shareholder either votes those shares in person at the annual meeting or properly has submitted a proxy in accordance with this proxy statement.

As of the record date, 51,381,118 shares of our common stock were outstanding and are entitled to vote at the annual meeting. Shares representing a majority of our issued and outstanding common stock as of the record date must be present at the annual meeting either in person or by proxy in order to hold the annual meeting and conduct business. This minimum threshold is called a “quorum.” Properly marked abstentions from voting and broker non-votes will be counted for purposes of establishing a quorum at the annual meeting.

What is the difference between a shareholder of record and a shareholder who holds common stock in “street name?”

If your shares are registered in your name, you are a shareholder of record. If your shares are registered in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

If you are a shareholder of record, you may:

•	vote by mail by simply marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided;

•	vote by telephone by calling the number on your proxy card and following the instructions provided in the recorded message;

•	vote via the Internet at www.investorvote.com and following the instructions on the secured website; or

•	attend the annual meeting and vote in person.

If you vote by telephone or the Internet, you must submit your proxy by 1:00 a.m., Eastern time, on August 30, 2007.

If you hold your shares in street name through a bank or broker, please refer to your proxy card or the information forwarded to you by your bank or broker to determine the voting options that are available to you.

Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in street name, you must obtain a legal proxy from your bank or broker to be able to vote in person at the annual meeting.

How are my shares held in my HomeBanc 401(k) plan voted?

If you hold shares of our common stock through your account in the HomeBanc Mortgage Corporation 401(k) Retirement Plan, referred to as the “401(k) Plan,” you will receive a voting instruction letter from the 401(k) Plan trustee. Votes submitted to the 401(k) Plan trustee must be received by 8:00 a.m., Eastern time, on August 28, 2007.

What if I want to change my vote after I return my proxy?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the annual meeting. You may do this by:

•	sending written notice of revocation to: HomeBanc Corp., Attn: Corporate Secretary, 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319;

•	submitting a subsequent proxy with a later date; or

•	voting in person at the annual meeting.

Attendance at the annual meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on the following two items:

•	to elect nine directors; and

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

In addition, by delivering your proxy, the appointed proxies will be entitled to vote on your behalf with respect to any other items of business that properly come before the annual meeting. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, you may:

•	vote FOR the election of all nine nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all nine nominees.

The vote of a plurality of the votes cast by the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of a director nominee as a director. In other words, the nine director nominees receiving the most votes will be elected. Shares not voted, and properly executed proxies marked “WITHHOLD AUTHORITY,” will result in a nominee receiving fewer votes but will not be treated as votes against the nominee.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, our board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. If the board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee.

How may I vote for the proposal to ratify the appointment of Ernst & Young LLP as HomeBanc’s independent registered public accounting firm for 2007, and how many votes must the proposal receive to pass?

You may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

This proposal must receive the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will have no effect on this proposal.

How does the board recommend that I vote on all of the items of business presented for a vote at the annual meeting?

The board recommends a vote:

•	FOR all nine nominees for director; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

With respect to any other matters that are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this proxy statement, we do not know of any other matters to be presented for a vote at the annual meeting.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted in accordance with our board’s recommendations on each of the proposals described in this proxy statement.

Will my shares be voted if I do not sign and return my proxy card?

If you are a shareholder of record and you do not sign and return your proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for shareholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under New York Stock Exchange, or “NYSE,” rules to vote shares for which their customers do not provide voting instructions on “routine” matters. When a brokerage firm votes your shares on a routine matter without receiving voting instructions, these shares are counted both for purposes of establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted on the routine matter. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Therefore, if you do not vote your proxy, your shares will not be voted on non-routine matters.

The election of directors and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007 are routine matters, which means that a bank or broker holding your shares in “street name” may vote your shares on these matters in its discretion.

Who bears the cost of this proxy solicitation?

We will pay the costs of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or associates in person or by telephone, electronic transmission and facsimile transmission.

Who can help answer my questions?

If you would like additional copies of this document, or if you would like to ask any questions about the matters discussed in this proxy statement, you should contact:

HomeBanc Corp.

Attention: Investor Relations

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

(404) 459-7400

PROPOSAL 1—ELECTION OF NINE DIRECTORS

Our board consists of nine directors, eight of whom are independent directors under requirements imposed by the Securities Exchange Commission, or “SEC,” and the NYSE. There are nine nominees for our board this year, and proxies can be voted for no more than nine persons. Each of the director nominees is currently a member of the board, and each has consented to serve as a director if elected at the annual meeting. Our directors are elected annually to serve a one-year term until the next annual meeting and until their respective successors are elected and qualified. The board has nominated the individuals named below for election as directors at the annual meeting. There is no family relationship between any of the director nominees or any of our executive officers.

If, at any time prior to the annual meeting, any nominee for director should be unable to serve, or for good cause will not serve, as a director, then the shares represented by properly signed and returned proxy cards will be voted for the substitute nominee designated by the board or may be voted to reduce the number of directors comprising the board, as the board recommends. Each nominee has agreed to serve as a director if elected, and the board has no reason to believe that any substitute nominee or nominees will be required. Except as set forth above, the proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this proxy statement.

The information below provides the names, ages, positions and information regarding the business experience and occupations of our director nominees as of June 30, 2007.

Kevin D. Race, 47, is our Chief Executive Officer, President, Chief Operating Officer, and Chief Financial Officer and a director. Mr. Race has served as President, Chief Operating Officer and director since our incorporation in March 2004. Mr. Race joined HBMC as President and Chief Operating Officer in April 2002 and has served in those capacities since then. Mr. Race also became the Chief Financial Officer of HomeBanc Corp. effective September 1, 2004 and was appointed Chief Executive Officer effective January 12, 2007. Prior to joining HBMC, Mr. Race served as President and Chief Operating Officer of HomeSide Lending, Inc., a mortgage servicing company located in Jacksonville, Florida, from 1996 to September 2001. From 1989 to 1996, Mr. Race was President and Chief Financial Officer of Fleet Mortgage Group, another mortgage servicing company. Prior to serving as President and Chief Financial Officer of Fleet Mortgage Group, Mr. Race worked in the capital markets group of Fleet Mortgage’s parent company, Fleet Financial Group, where he was responsible for managing the MBS investment portfolio. In that capacity, Mr. Race also managed Fleet Financial’s non-conforming securitization transactions and served as a member of Fleet Financial Group’s asset liability committee. From 1985 to 1989, Mr. Race worked in the investment bank subsidiary of Citicorp in New York and was responsible for CMO/REMIC structuring, distribution and trading. Mr. Race received an economics and finance degree from Trinity University in 1982. In August 2003, Mr. Race was named as a defendant in a putative class action, In re National Australia Bank Securities Litigation, No. 03CV6537, in federal court in the Southern District of New York. The complaint alleged, among other things, that National Australia Bank, and its subsidiary, HomeSide Lending, their chief executive officers, Mr. Race and one other executive officer of HomeSide Lending violated the antifraud provisions of the federal securities laws relating to those companies’ valuation of mortgage servicing rights. All claims filed by the domestic plaintiffs against the defendants in this litigation were dismissed with prejudice by order of the court on January 12, 2007 and cannot be appealed. On October 25, 2006, the court issued an order dismissing the claims filed by the foreign plaintiffs against the defendants in this litigation. The foreign plaintiffs filed a Notice of Appeal to the United States Court of Appeals for the Second Circuit on February 13, 2007.

Glenn T. Austin, Jr., 59, has been a director since our incorporation in March 2004. Mr. Austin retired from Fannie Mae in May 2003 after 21 years of service with that company. At Fannie Mae, Mr. Austin headed the Southeastern Regional Office as Senior Vice President. Before joining Fannie Mae, Mr. Austin was with PMI Mortgage Insurance Company as a Senior Vice President in charge of field operations. Mr. Austin presently is a member of the board of directors of Triad Guaranty, Inc., a provider of mortgage-related insurance products. Mr. Austin holds a B.B.A. degree in marketing from the University of Georgia.

Lawrence W. Hamilton, 50, has been a director since May 2005. Mr. Hamilton was Senior Vice President, Human Resources, of Tech Data Corporation from 1996 until June 2006. He joined Tech Data in 1993 as Vice President, Human Resources. From 1985 until 1993, Mr. Hamilton held various management positions in human resources and administration with Bristol-Myers Squibb Company. Mr. Hamilton presently is a member of the board of directors of Wright Medical Group, Inc., a global orthopedic medical device company specializing in the design, manufacture and marketing of reconstructive joint devices and biologics. Mr. Hamilton holds a bachelor’s degree in political science from Fisk University and a master’s degree in public administration from the University of Alabama. He is presently in the dissertation phase of the doctorate education (HRD) degree from The George Washington University.

Warren Y. Jobe, 66, has been a director since August 2004. Mr. Jobe served as Executive Vice President at Georgia Power Company and as Senior Vice President of corporate development at the Southern Company, holding those positions from 1998 to June 2001, when he retired. From 1982 to 1998, Mr. Jobe served as Executive Vice President and Chief Financial Officer at Georgia Power. In all, he worked for the Southern Company or one of its subsidiaries since 1971. Mr. Jobe presently is a member of the board of directors of WellPoint, Inc., a provider of health care benefits, and UniSource Energy Corporation, a holding company for gas and electric service providers. Mr. Jobe also serves as a member of the Board of Trustees of STI Classic Funds, a family of mutual funds. Mr. Jobe holds a B.B.A. degree from the University of North Carolina at Chapel Hill and is a graduate of the Advanced Management Program of the Harvard Business School. Mr. Jobe is a Certified Public Accountant in Georgia and North Carolina and is a member of the Georgia Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Joel K. Manby, 47, has been a director since May 2005. Mr. Manby has been chief executive officer and president of Herschend Family Entertainment since 2001. Mr. Manby was chief executive officer of Greenlight.com from 2000 until 2001. From 1996 until 2000, Mr. Manby served as chief executive officer of Saab Cars, USA. Mr. Manby holds a bachelor’s degree in economics and management from Albion College and received his M.B.A. from Harvard Business School.

Robert C. Patton, 46, has been a director since May 2006. Mr. Patton has been president of Gartner Consulting, a division of Gartner, Inc., since April 2004. Prior to joining Gartner Consulting, Mr. Patton spent 13 years in senior management positions with Cap Gemini and its predecessor companies, most recently as chief executive officer of the government solutions division. Mr. Patton holds a B.B.A. in accounting with honors from the University of Georgia and is a graduate of the executive leadership program at the Kellogg School of Management at Northwestern University. Mr. Patton is a Certified Public Accountant in Georgia.

Bonnie L. Phipps, 59, has been a director since May 2005. Ms. Phipps has been the chief executive officer of St. Agnes Healthcare System since December 2005. From September 2002 until December 2005, Ms. Phipps was the chief executive officer of Saint Joseph’s Health System. From March 1996 until August 2002, Ms. Phipps held various executive positions with Promina Health System, Inc., including serving as president and chief executive officer from 2001 until 2002. Ms. Phipps received her bachelor’s degree in business administration and a master’s degree in professional accountancy from Georgia State University. Ms. Phipps is a Certified Public Accountant in Georgia.

John W. Spiegel, 66, has been a director since September 2005. Mr. Spiegel served as executive vice president and chief financial officer of SunTrust Banks, Inc., a bank holding company, until August 2000, when he became vice chairman and chief financial officer. He retired from these positions in August 2004. He continued to serve as a non-executive vice chairman of SunTrust Banks Holding Company, a wholly-owned subsidiary of SunTrust Banks, Inc., through March 31, 2005. Mr. Spiegel is presently a director of Bentley Pharmaceuticals, Inc., a specialty pharmaceutical company; a member of the board of trustees of Colonial Properties Trust, a REIT; a director and chairman of the board of S1 Corporation, a provider of integrated applications for financial institutions; and a director of Rock-Tenn Company, a leading manufacturer of packaging products, merchandising displays, and bleached and recycled paperboard. Mr. Spiegel received a bachelor’s degree in economics and political science from Wabash College, an M.B.A. from Emory University and a doctoral A.B.D. from Nova Southeastern University.

James B. Witherow, 55, has been a director since May 2006 and was elected as the non-executive chairman of the board in January 2007. The Reverend Witherow is an ordained minister in the Presbyterian Church (USA) serving as organizing pastor for Faith Presbyterian Church of East Parker County in Aledo, Texas and associate pastor of the First Presbyterian Church of Fort Worth, Texas since October 2003. Reverend Witherow served as president and chief executive officer of First Horizon Home Loan Corporation and president and chief executive officer of Sunbelt National Mortgage Corporation, a company acquired by First Horizon, from January 1992 until December 2000 and served as an advisor to First Horizon until July 2001. He has 28 years of experience in the mortgage banking industry with over 20 years in executive management. Reverend Witherow received his bachelor’s degree in commerce from the University of Virginia and a master’s degree in divinity from the Brite Divinity School of Texas Christian University.

Our board recommends that you vote “FOR”

each of the nine nominees above for director.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Philosophy

We strive to maintain the highest standards of ethics and integrity, and we maintain policies and procedures setting forth these standards, including:

•	Corporate Governance Guidelines, including director independence standards and a shareholder communications policy;

•	a Code of Conduct and Ethics for all of our directors, executive officers and associates;

•	a Code of Ethics for our senior financial officers;

•	charters for each of the audit committee, the nominating and governance committee and the compensation committee of the board, incorporating requirements of the SEC and NYSE for such committees; and

•	a whistleblower policy and procedures.

Our Corporate Governance Guidelines, Code of Ethics and Conduct, Code of Ethics for Senior Financial Officers, committee charters and whistleblower policy and procedures are all available on our website at www.homebanc.com. We will post any waivers of our Code of Conduct and Ethics granted to our directors and executive officers on the “Investor Relations” portion of our website.

Our shareholders may request free copies of any of the documents listed above by contacting us at the following address:

HomeBanc Corp.

Attention: Corporate Secretary

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

(404) 459-7400

Meetings of the Board

Our corporate governance guidelines provide that each director is expected to attend all meetings of the board and committees on which such director serves and is expected to attend the annual meeting. All of our current directors attended our 2006 annual meeting. All of the director nominees are expected to attend the 2007 annual meeting.

Our board held 13 meetings during 2006 and acted by unanimous written consent on two other occasions. All directors attended at least 75% of all board and committee meetings during 2006.

Committees of the Board

Our board has the following four standing committees: the audit committee, the nominating and governance committee, the compensation committee and the investment and risk management committee. The composition and principal responsibilities of the board committees are described below.

Audit Committee. Our audit committee is comprised of Warren Y. Jobe (Chairman), Bonnie L. Phipps, John W. Spiegel and James B. Witherow. The audit committee assists the board of directors in its general oversight of our financial reporting, internal controls and audit functions. Our audit committee charter defines this committee’s primary duties, which include, among other things:

•

monitoring and assessing our compliance with legal and regulatory requirements, our financial reporting process and related internal control systems and the general oversight of our internal audit function;

•

overseeing the services provided by our outside auditors and being directly responsible for the appointment, independence, qualification, compensation and oversight of our outside auditors, who report directly to the audit committee;

•	providing an open means of communication among our outside auditors, financial and senior management, our internal audit department and our board of directors;

•	resolving any disagreements between our management and our independent auditors regarding our financial reporting;

•	meeting periodically with our senior executives, internal auditors and independent auditors; and

•	preparing the audit committee report for inclusion in our proxy statement for our annual meeting.

Our audit committee charter mandates that our audit committee pre-approve, to the extent required by applicable law, all audit, audit-related, tax and other services conducted by our independent auditors. Our audit committee met seven times during 2006. At each meeting, audit committee members hold executive sessions and meet privately with representatives of one or more of the following groups: our independent auditors, internal auditors and members of executive management, including our Chief Executive Officer, our Chief Financial Officer, our Chief Accounting Officer and our Deputy Chief Financial Officer.

Our board has affirmatively determined that each member of our audit committee (1) is financially literate, (2) qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations, and (3) is independent as defined in applicable SEC and NYSE rules and under our Director Independence Standards described below under “Director Independence.”

Compensation Committee. Our compensation committee is comprised of Lawrence W. Hamilton (Chairman), Joel K. Manby, Robert C. Patton and Bonnie L. Phipps. Our compensation committee charter defines the committee’s principal duties and responsibilities, which include, among other things:

•	establishing guidelines and standards for determining the compensation of our executive officers;

•	evaluating the performance of our Chief Executive Officer;

•	reviewing our executive compensation strategy and recommending to our board of directors improvements to our compensation policies;

•	determining and approving our Chief Executive Officer’s compensation level and reviewing and approving compensation levels for our other executive officers;

•	administering our equity-based incentive plans; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

Our compensation committee met 11 times during 2006 and acted by written consent on one occasion. Each member of our compensation committee is independent as defined in applicable SEC and NYSE rules and under our Director Independence Standards described below under “Director Independence.”

Nominating and Governance Committee. Our nominating and governance committee is comprised of Robert C. Patton (Chairman) Glenn T. Austin, Jr., Lawrence W. Hamilton and Joel K. Manby. Our nominating and governance committee charter defines the committee’s principal duties and responsibilities, which include, among other things:

•	establishing and periodically reviewing minimum qualification and selection criteria to be used for screening candidates for service on our board of directors;

•	identifying and evaluating individuals qualified to become members of our board of directors and recommending director candidates for consideration by our board of directors or shareholders;

•	considering and making recommendations to our board of directors regarding board size and composition, committee composition and structure and procedures affecting directors;

•	developing, establishing and periodically reviewing our corporate governance principles and guidelines; and

•	overseeing the annual evaluation of our board of directors and the committees of the board of directors.

Our nominating and governance committee met three times during 2006 and acted by written consent on two occasions. Each member of our nominating and governance committee is independent as defined in applicable SEC and NYSE rules and under our Director Independence Standards described below under “Director Independence.”

Investment and Risk Management Committee. Our investment and risk management committee is comprised of John W. Spiegel (Chairman), Glenn T. Austin, Jr., Warren Y. Jobe, Kevin D. Race and James B. Witherow. Our investment and risk management committee charter defines this committee’s principal duties and responsibilities, which include, among other things:

•	reviewing periodically the inherent risks relating to our business;

•	reviewing periodically our investment, loan portfolio and credit risk management objectives and compliance activities;

•	reviewing periodically and approving activities related to funding, liquidity and capital management, including, without limitation, debt and equity capital issuances and funding facilities;

•	reviewing periodically and approving policies related to asset and liability management, secondary marketing, investments, derivatives, portfolio management, credit, liquidity and capital management;

•	reviewing periodically and approving management proposals and recommendations regarding raising new capital, issuances of debt and trust preferred securities, and liquidity facilities; and

•	establishing risk parameters and monitoring risk exposure, including the process of managing risks and establishment of appropriate reserves.

The investment and risk management committee met four times during 2006. Four of the five members of our investment and risk management committee, Messrs. Austin, Jobe, Spiegel and Witherow, are independent as defined in applicable SEC and NYSE rules and under our Director Independence Standards described below under “Director Independence.”

Director Independence

The board conducts annual reviews of the independence of the members of the board and its committees. In order to evaluate the independence of each director, our corporate governance guidelines set forth categorical standards for independence, which we refer to as our “Director Independence Standards,” and which are set forth in Appendix A to our corporate governance guidelines, which are available on our website at www.homebanc.com. Our corporate governance guidelines further provide that all non-management members of our board must be independent directors, as determined under our Director Independence Standards. Directors who are independent directors when initially elected who, for any reason, may subsequently not satisfy all of the criteria for independence set forth in the Director Independence Standards must immediately notify the chairman of our board and the chairman of the nominating and governance committee of the change in status. Our chairman of the board and the chairman of the nominating and governance committee will review the continued appropriateness of membership on our board under the changed circumstances.

The board has reviewed director independence for each of our directors under applicable NYSE and SEC rules and our Director Independence Standards. In performing this review, the board considered all transactions and relationships between each director and our company and its subsidiaries, affiliates, senior executives and auditors. As a result of this review, the board affirmatively determined that the following eight directors are independent: Glenn T. Austin, Jr., Lawrence W. Hamilton, Warren Y. Jobe, Joel K. Manby, Robert C. Patton, Bonnie L. Phipps, John W. Spiegel and James B. Witherow. Each of the audit committee, the compensation committee, and the nominating and governance committee is comprised solely of independent directors. In addition, a majority of the members of the investment and risk management committee are required to be, and are, independent directors.

Executive Sessions of Independent Directors; Lead Director

Our non-management and independent directors meet without management present, which we refer to as meetings in “executive session,” at each regularly scheduled board meeting. In 2006, our independent directors designated Joel K. Manby to serve as the lead director. In January 2007, our independent directors designated James B. Witherow, the non-executive chairman of the board, to serve as the lead director until his successor is duly chosen by the independent directors in accordance with our corporate governance guidelines. The lead director is responsible for leading the executive sessions of independent directors, advising on board meeting schedules and agendas, and for performing such other duties as are requested by the board. The general authority and responsibilities of the lead director also generally include communicating the results of the evaluations of our chairman and chief executive officer, and, where appropriate, coordinating responses to shareholders and leading the board in crisis situations.

Communications with the Board of Directors

Any shareholder or other interested party who wishes to communicate directly with the chairman of the board, the lead director, any other director or the non-management directors as a group may do so by writing to:

HomeBanc Corp.

c/o Office of the General Counsel

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

(404) 459-7400

All communications will be compiled by our company’s secretary and submitted to the board at its next regularly scheduled meeting.

Selection of Nominees for Director

Our directors take a critical role in guiding our strategic direction and overseeing our management. Our board has delegated to the nominating and governance committee the responsibility for reviewing and recommending nominees for membership on the board. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our company and shareholders. In selecting candidates for nomination as directors, the nominating and governance committee considers such criteria as it deems appropriate, including, among other factors, such nominee’s current or recent experience as a senior executive officer, business expertise, industry experience, general ability to enhance the overall composition of the board and subscription to our company’s values philosophy. Such standards and qualification criteria are set forth in our corporate governance guidelines.

Nominees Recommended by Shareholders

Any shareholder may recommend a candidate for nomination the board of directors, provided the shareholder has continuously held, for at least one year prior to the date the nomination is submitted, at least

$2,000 in market value, or 1%, of our securities entitled to vote for the election of directors, by submitting notice of such recommendation, together with the other information specified herein, in writing, to the Nominating and Governance Committee of HomeBanc Corp., c/o Secretary, HomeBanc Corp., 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319. In order to be considered by the board and the nominating and governance committee, such nominations must be received no less than 120 days and no more than 180 days prior to the anniversary of the date of our notice of annual meeting provided with respect to the previous year’s annual meeting of shareholders. However, if no annual meeting was held in the previous year, or, if the date of the next annual meeting has been changed by more than 30 calendar days from the date of the previous year’s annual meeting, such notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the date on which the notice of the date of the annual meeting is given to shareholders or made public, whichever occurs first.

Shareholder recommendations of director nominees must include the following information, to the extent known to the recommending shareholder:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class and number of shares of our company’s common stock beneficially owned by the proposed nominee;

•	the signed consent of the proposed nominee to being nominated and to serving as a director;

•	a description of the relationship between the proposed nominee and the shareholder making the nomination, including material interests of the shareholder in the business of the nominee;

•

a description of any arrangement or understanding between the proposed nominee and the shareholder making the nomination or any other person or persons (and the name of such other person or persons) pursuant to which the nominations are made by the shareholder making the nomination;

•	the name and address of the shareholder, as they appear on our record books;

•	the class and number of shares of our common stock beneficially owned by the shareholder making the nomination recommendation;

•	any other information required to be disclosed in solicitations of proxies for elections of directors or that is otherwise required pursuant to the SEC proxy rules;

•	a director and officer questionnaire completed by the proposed nominee; and

•	a consent that permits us to conduct background checks of the proposed nominee.

No shareholder nominee shall be eligible for election unless that person is nominated by the nominating and governance committee after compliance with these procedures.

There have been no amendments to the procedures for shareholder nomination of candidates for director since our incorporation in March 2004.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process, internal controls and audit function on behalf of the Board of Directors. The Audit Committee operates under a written charter which was adopted in September 2004 and reaffirmed in March 2007. The full text of the charter is available on our website at www.homebanc.com.

Management has primary responsibility for our financial statements, for maintaining effective internal control over financial reporting and for assessing and maintaining the effectiveness of our internal control over financial reporting. Management has represented to the Audit Committee that our 2006 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in our Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the critical accounting policies and estimates; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the critical accounting policies and estimates and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, other standards of the Public Company Accounting Oversight Board, United States, rules of the SEC and other applicable regulations. The Committee also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP their independence from us and our management, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee discussed with our internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with each of Ernst & Young LLP and our internal auditors, with and without management present, to discuss the results of their audits, their evaluations of our internal control, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board that the audited consolidated financial statements and related notes and schedules be included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

AUDIT COMMITTEE

Warren Y. Jobe, Chairman

Bonnie L. Phipps

John W. Spiegel

James B. Witherow

May 7, 2007

The foregoing report is not and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act” and, together with the Securities Act, the “Acts”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2007

Our audit committee has selected Ernst & Young LLP to serve as our independent registered public accountants for 2007, and our board has determined to submit this matter to our shareholders for ratification. Representatives of Ernst & Young LLP will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our shareholders’ views on the company’s independent registered public accounting firm and believe that submission of this matter to our shareholders is a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, the audit committee may, but is not obligated to, consider the selection of a different firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the board, at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Our board recommends that you vote “FOR” the ratification

of the appointment of Ernst & Young LLP as our independent registered public accountants for 2007.

AUDIT AND NON-AUDIT FEES

Summary of Fees to Independent Registered Public Accountants for Fiscal 2005 and 2006

Ernst & Young LLP served as our independent registered public accountants during fiscal years 2005 and 2006. Aggregate fees billed to us for fiscal years 2005 and 2006 by Ernst & Young LLP were as follows:

	Fiscal Year
	2006	2005
Audit Fees(1)	$1,664,538	$1,772,408
Audit-Related Fees(2)	46,800	22,410
Tax Fees(3)	176,076	232,564
All Other Fees(4)	—	1,840

Total Fees	$1,887,414	$2,029,222

(1)	Audit fees include audit of our consolidated financial statements; statutory audit of HBMC; and selected consultations with management.
(2)	Audit-related fees include agreed-upon procedure engagements; audit of our 401(k) Plan; consents and “comfort letters” for SEC filings; consultations with management on securitization transactions; and other audit-related services.
(3)	Tax fees include federal and state tax compliance and planning.
(4)	All other fees include subscription fees for audit and accounting tools.

The audit committee considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence and concluded that the provision of such non-audit services was permissible

All of the services described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the audit committee pursuant to legal requirements and the pre-approval policy described below.”

Pre-Approval of Audit and Non-Permissible Non-Audit Services

The audit committee pre-approves all audit and permissible non-audit services provided by our independent auditors. Our audit committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (1) would create a mutual or conflicting interest between the independent auditors and us; (2) would place the independent auditors in the position of auditing their own work; (3) would result in the independent auditors acting in the role of management or as employees of ours; or (4) would place the independent auditors in a position of acting as an advocate for us. Additionally, the audit committee considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with our business, personnel, systems or risk profile, and whether provision of the service by the independent auditors would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to us. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided, and are generally subject to a budget or dollar limit. Individual engagements that are anticipated to exceed any pre-established thresholds must be separately approved.

INFORMATION RELATING TO OUR EXECUTIVE OFFICERS

The information below provides the names, ages, positions and information regarding the business experience and occupations of our director nominees and executive officers as of June 30, 2007. Our executive officers are selected by the board annually. Each of the executive officers provided below holds the title(s) listed by his or her name with each of HomeBanc Corp. and HBMC, except as otherwise indicated. The table below sets forth the names, ages and positions of our executive officers as of June 30, 2007.

Name	Age	Title
Kevin D. Race	47	Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer of HomeBanc Corp. and Director

D.C. Aiken	45	Executive Vice President of Sales

J. Michael Barber	40	Executive Vice President and Chief Accounting Officer

Nicolas V. Chater	53	Executive Vice President, Deputy Chief Financial Officer of HomeBanc Corp. and Chief Financial Officer of HBMC

Catharine J. Kelly	43	Executive Vice President and Chief Marketing Officer

John Kubiak	45	Executive Vice President and Chief Investment Officer

Charles W. McGuire	56	Executive Vice President, General Counsel and Assistant Secretary

Dr. D. “Ike” Reighard	56	Executive Vice President and Chief People Officer

Norbert C. Theisen	50	Executive Vice President of Production Operations

Debra F. Watkins	50	Executive Vice President of Capital Markets

Biographical information for Mr. Race is set forth above under the caption “—Nominees for Director.” Biographical information for each of our other executive officers is set forth below.

D.C. Aiken is an Executive Vice President of Sales. Mr. Aiken joined HBMC in May 1994 and was elected Executive Vice President of Sales in June 2007. Mr. Aiken is responsible for our sales operations, including establishing stores and building strategic marketing alliances with builders and realtors. Prior to his appointment to his current position, Mr. Aiken was Senior Vice President in charge of sales for HBMC’s Georgia, North Carolina and Tennessee, a position he held since January 2007. From June 2003 until January 2007, Mr. Aiken was responsible for product development and product pricing. From May 1994 through June 2003, Mr. Aiken held several positions with HBMC as a loan officer, including store manager and manager of our E-business initiative. Mr. Aiken received his B.A. in Economics from the College of William and Mary in 1984.

J. Michael Barber is an Executive Vice President and our Chief Accounting Officer. Mr. Barber joined us in September 2004 and previously served as Senior Vice President/Manager of Accounting Policy and Reporting with Union Planters Corp., a bank holding company, from 2001 to August 2004. From 1987 to 2001, Mr. Barber worked with PricewaterhouseCoopers LLP, where he was a Senior Manager in that organization’s banking practice. Mr. Barber received his B.B.A. in accounting from the University of Memphis in 1989. Mr. Barber is a Certified Public Accountant in Tennessee and is a member of the American Institute of Certified Public Accountants.

Nicolas V. Chater is an Executive Vice President and Deputy Chief Financial Officer of HomeBanc Corp. and is Chief Financial Officer of HBMC. Mr. Chater joined us in July 2004. Mr. Chater was chief financial officer of various subsidiaries of Cap Gemini from 1996 until December 2003. Prior to joining Cap Gemini, Mr. Chater spent 10 years as joint managing director of CDC Bourse in Paris, France. Mr. Chater received a Master of Arts degree in modern history from Oxford University in 1975.

Catharine J. Kelly is an Executive Vice President and our Chief Marketing Officer. Ms. Kelly joined HBMC in April 2005 as a Senior Vice President and was appointed to her current position in May 2007. Ms. Kelly oversees all aspects of marketing and the business development office at HBMC, including strategic alliance marketing, brand management, market and customer research, advertising, public relations, field marketing, event management and community affairs. Prior to joining HBMC, Ms. Kelly spent ten years with Accenture, most recently as a partner in the marketing strategy practice group. Ms. Kelly holds a Bachelor of Science degree in business administration from the University of North Carolina and a Masters of Business Administration degree from Duke University.

John Kubiak is an Executive Vice President and our Chief Investment Officer. Mr. Kubiak joined us in October 2004 and previously served as Senior Vice President and Director of Capital Markets at Union Planters Corp., a bank holding company, since 2001. Prior to joining Union Planters Corp., Mr. Kubiak served for 11 years in various capacities at PNC Financial Services, a bank holding company. Mr. Kubiak received his Bachelor of Science degree in civil engineering in 1983 and his M.B.A. in 1987, both from the University of Pittsburgh.

Charles W. McGuire is our Executive Vice President, General Counsel and Assistant Secretary. Mr. McGuire joined HBMC in 2000 as General Counsel and continues to serve in that capacity for our company. Mr. McGuire has over 20 years of experience in the mortgage banking industry and provides legal representation, analysis and advice on all legal affairs. Prior to joining HBMC, Mr. McGuire worked with First Horizon Home Loan Corporation, and its predecessors in interest, from 1984 to 2000 as its Senior Vice President, Counsel and Secretary, where he provided in-house counsel on all legal matters and contractual issues. Mr. McGuire earned his J.D. from the University of Baltimore in 1976 and a Bachelor of Science degree from St. Peter’s College in 1972.

Dr. D. “Ike” Reighard is an Executive Vice President and our Chief People Officer. Dr. Reighard joined HBMC in December 2002 as Executive Vice President and Chief People Officer and continues to serve in that capacity. His responsibilities include the recruitment, retention, training and organizational development for

HBMC. Prior to joining HBMC, Dr. Reighard was a human capital management consultant for two years and was the Senior Pastor of Northstar Church in Atlanta, Georgia from January 1997 to December 2002, where he remains as Founding Pastor. He was Senior Pastor of New Hope Baptist Church in Fayetteville, Georgia from 1976 to 1996. Dr. Reighard earned a Doctor of Ministry and Master’s of Divinity from Luther Rice Seminary in 1980 and 1978, respectively, and a bachelor’s degree from Mercer University in 1974.

Norbert C. Theisen is our Executive Vice President of Production Operations. Mr. Theisen joined HBMC in January 2001 as Director of Quality and Process. He assumed his current position in January 2006. Mr. Theisen is responsible for all store operations of HBMC, including underwriting, processing and closing. Prior to joining HBMC, Mr. Theisen was Senior Vice President/Chief Operating Officer for Primary Capital Mortgage from June 1999 to May 2000. From August 1994 to June 1999, Mr. Theisen was Vice President/Regional Mortgage Center Manager for PNC Mortgage Corporation of America. From March 1981 to July 1994, Mr. Theisen was employed in various management capacities by Banc One Mortgage Corporation, the mortgage banking subsidiary of Banc One Corporation, most recently as Vice President/Area Sales Manager. Mr. Theisen earned a bachelor’s degree from Eastern Michigan University in 1980.

Debra F. Watkins is our Executive Vice President of Capital Markets. Ms. Watkins joined HBMC in March 2002 as the Senior Vice President of Strategic Planning and Special Projects. She assumed her current role for HBMC in July 2002 and was appointed Executive Vice President in March 2003. Her responsibilities include securitization of the held-for-investment assets, interest rate risk management, credit risk, product development and management, post-closing operations, servicing and, until October 2003, treasury. Prior to joining HBMC, Ms. Watkins spent 18 years with HomeSide Lending, Inc. as Senior Vice President, with various responsibilities, including developing and implementing treasury and capital markets operations and directing complex strategic operational and technological projects.

Agreements or Understandings for Election to the Board

In January 2007, we entered into an employment agreement with Mr. Race which provides that, as appropriate, we will recommend Mr. Race’s reelection to the board to our shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Later in this proxy statement you will find a series of tables containing specific information about the compensation earned or paid in 2006 to the following individuals, whom we refer to as our “named executive officers:”

•	Patrick S. Flood, our former Chairman and Chief Executive Officer;

•	Kevin D. Race, our Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer;

•	John Kubiak, our Executive Vice President and Chief Investment Officer;

•	Dr. D. “Ike” Reighard, our Executive Vice President and Chief People Officer; and

•	Dr. Paul Lopez, our former Executive Vice President of Business Development.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objective of Our Compensation Program

The objective of our compensation program is to attract, retain, motivate and reward executives who contribute to our financial and operational success, which ultimately builds value for our shareholders. We believe that, in order to do this effectively, our compensation program must:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

•	directly link a significant portion of total compensation to the company’s achievement of performance goals in a way that proportionally rewards higher performance levels;

•	closely align our executive’s interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation; and

•	maintain an appropriate balance between focusing on achievement of objective financial goals and maintaining flexibility to allow for the exercise of discretion in making compensation decisions.

Role of the Compensation Committee

Our compensation committee assists our board in discharging its responsibilities relating to compensation of our executive officers. Each of the four members of our compensation committee is independent as that term is defined under the listing standards of the NYSE and the Categorical Standards adopted by our board. We believe that their independence from management allows the compensation committee members to provide objective consideration of various elements that could be included in an executive compensation program and apply independent judgment about which elements and designs best achieve our compensation objectives.

To assist in evaluating our compensation practices, the Compensation Committee from time to time retains independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2006, the Compensation Committee retained the executive compensation consulting services of Pearl Meyer & Partners, or “Pearl Meyer.” Pearl Meyer assists the compensation committee in compiling, reviewing and analyzing competitive market data and other compensation information, and provides recommendations with respect to appropriate levels of executive compensation. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process.

Market Data

The compensation committee reviews and analyzes market data to ensure that our executive officer compensation is competitive with the marketplace. As part of its process for setting 2006 compensation, the Committee reviewed compensation levels, programs and practices of a peer group developed by Pearl Meyer consisting of 16 mortgage REITs with total assets ranging from approximately $5 billion to $13 billion (the “Peer Group”). We use this information to test the reasonableness of the compensation decisions we make. In general, we try to target salaries at the median level within the Peer Group, and target annual incentives and long-term equity awards at the median level within the Peer Group when target goals are met, and at approximately the 75% percentile of the Peer Group when target goals are exceeded.

The following REITs were included in the Peer Group:

Aames Investment Corporation	Fremont General Corporation
Accredited Home Lenders Holding Co.	Friedman, Billings, Ramsey Group
Anworth Mortgage Asset Corp.	iStar Financial Inc.
CapitalSource, Inc.	Luminent Mortgage Capital, Inc.
Capstead Mortgage Corp.	MFA Mortgage Investments, Inc.
Delta Financial Corporation	MtgIT Holdings, Inc.
ECC Capital Corporation	Opteum Inc.
Fieldstone Investment Corporation	Saxon Capital, Inc.

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should be fair and competitive, should provide enhanced levels of financial reward based on higher levels of performance, and should be designed to recognize and reward both short- and long-term performance. We set compensation levels for our executive officers to be competitive within the mortgage REIT industry, after careful consideration and analysis of market survey data provided by our independent compensation consultant. We also consider and factor into our compensation decisions our overall performance relative to our Peer Group.

No specific formula or weightings are used in regard to the allocation of the various pay elements within our executive compensation program. In general, we emphasize annual performance incentives and long-term equity incentives over fixed compensation such as base salary. For example, in 2006 “at risk” variable compensation and long-term equity compensation as a percentage of total annual target compensation was approximately 58% for Messrs. Flood and Race, 50% for Dr. Lopez, and 45% for Mr. Kubiak and Dr. Reighard.

We believe our most senior executives should have a greater percentage of pay at risk (reflecting their increased ability to impact our performance) and a greater percentage of pay in the form of long-term incentives (reflecting greater ability to impact long-term shareholder value). Going forward, the compensation committee intends to continue this approach by providing a greater percentage of the total compensation to our executive officers in the form of variable “at risk” compensation opportunities in the form of annual cash incentives and long-term equity incentives and a smaller percentage on fixed compensation in the form of base salary.

Historically, our Chief Executive Officer, with input from our Chief Operating Officer, has recommended to the compensation committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our executive officers (other than himself). These recommendations are based on data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Our Chief Executive Officer is not involved with any aspect of determining his own pay.

Elements of our Compensation Program

Our executive officer compensation program consists of the following elements: base salary, annual incentives, long-term equity incentive, retirement benefits, and severance and change in control benefits.

Base Salary

We provide base salaries to our executive officers as compensation for day-to-day responsibilities and sustained performance. Base salaries are set based on a variety of factors, including competitive pay levels relative to our industry and to the companies in our Peer Group, internal pay alignment and equity, and an overall assessment of company and individual performance. We generally target salaries at the median level within our Peer Group. The compensation committee also considers input from our Chief Executive Officer to be important in assessing individual performance and making salary decisions with respect to other executive officers.

Based on its review of these factors, including the fact that our executive officer salaries were above median relative to our Peer Group, the compensation committee decided not to increase the base salaries of the named executive officers for 2006.

Annual Cash Incentives

We provide annual performance incentives to our executive officers that provide a direct link between the Company’s annual performance and executive compensation. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a significant portion of compensation to the achievement of established financial objectives for the year, as well as recognize and reward significant individual achievement.

For 2006, the compensation committee adopted a bonus program (the “2006 Bonus Program”) that provided our executive officers with an opportunity to earn cash bonuses based on the achievement of certain financial metrics and individual performance metrics. Under the 2006 Bonus Program, a bonus pool would be funded based on our success at achieving financial targets relating to the following performance metrics: (1) pre-tax earnings determined under GAAP; (2) REIT taxable income; and (3) origination efficiency (generally determined by dividing specified expenses by total loan origination volume) (collectively, the “2006 Bonus Metrics”). Each of the 2006 Bonus Metrics would carry equal weight in determining the funding of the bonus pool; provided, however, that if the Company failed to achieve a minimum threshold level of pre-tax earnings, the bonus pool would not be funded, and executive officers would not receive any annual bonus for 2006.

The target bonus awards under the 2006 Bonus Program were 75% of base salary for Messrs. Flood and Race, 50% of base salary for Mr. Kubiak and Dr. Reighard, and approximately 73% of base salary for Dr. Lopez. The actual amount of individual bonuses to be earned by the named executive officers would be determined by the compensation committee in its discretion based on the Company’s achievement of the 2006 Bonus Metrics and individual performance metrics, including goals relating to implementation of strategic initiatives, financial planning and budgeting. For Messrs. Flood and Race, the amount of bonus earned would be based 75% on the company’s achievement of the 2006 Bonus Metrics and 25% on individual performance metrics; for Mr. Kubiak and Drs. Reighard and Lopez, the amount of bonus earned would be based 50% on the Company’s achievement of the 2006 Bonus Metrics and 50% on individual performance metrics.

For 2006, we did not achieve the minimum threshold level of pre-tax earnings required to fund the bonus pool under the 2006 Bonus Program, and therefore no annual incentive bonuses were paid to executive officers for 2006. A $50,000 retention bonus, however, was paid to Mr. Kubiak pursuant to the terms of a retention bonus agreement we entered into with Mr. Kubiak on November 30, 2006. Pursuant to the terms of this agreement, we agreed to pay Mr. Kubiak $50,000 on each of December 31, 2006 and March 31, 2007, provided that on each such date, Mr. Kubiak is an employee in good standing and a change in control of the Company has not occurred. This bonus arrangement with Mr. Kubiak was intended to reflect and reward his past contributions to the Company and his ongoing commitment to our company’s success.

Long-Term Equity Incentives

The compensation committee considers annual equity grants to be effective forms of compensation for executive officers and other key employees because they provide incentives for strong performance leading to enhanced shareholder value. Equity awards encourage executive retention, because they vest over a period of years of continuous service, and reward corporate performance, because their value is tied to the value of our common stock. The compensation committee does not target a certain percentage of total compensation to be provided to executive officers in the form of equity based awards.

In April 2006, the compensation committee approved an annual grant of RSUs to our executive officers. The committee believed that time-vesting, full-value RSUs were an appropriate form of equity award to provide both retention value and incentive for creating long-term shareholder value. The number of awards granted to each executive officer was approved by the compensation committee based on recommendations made by our Chief Executive Officer. These decisions were based on a variety of factors, including the officer’s level of responsibility, an assessment of individual performance criteria, and competitive market data. For more information regarding these long-term incentives granted to our named executive officers in 2006, please see the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes.

Retirement Benefits

Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide a financial security component which promotes retention. We believe that our retirement program, including the amount of benefit, is comparable to those offered by the companies in our Peer Group and, as a result, are needed to ensure that our executive compensation remains competitive.

We maintain the HomeBanc Mortgage Corporation 401(k) Retirement Plan, a tax-qualified, defined contribution employee benefit plan in which a substantial majority of our employees, including the named executive officers, are eligible to participate. We match 25% of employee contributions to the plan, up to a maximum of 6% of an employee’s total calendar year compensation (subject to IRS limits). In addition, we maintain the HomeBanc Mortgage Corporation Deferred Compensation Plan, a nonqualified deferred compensation plan that is available to a select group of management or highly compensated employees, including our named executive officers.

Severance and Change in Control Arrangements

We have employment agreements with Messrs. Race, Kubiak and Dr. Reighard that provide, among other things, that the executive will be entitled to receive certain severance benefits in the event of a termination of his employment, and the executive will be entitled to increased benefits in the event that a termination of his employment following a change in control of the Company. We believe these employment agreements are an important element of our executive officers’ overall compensation package. The agreements serve to ensure the continued employment and dedication of our executive officers notwithstanding any personal concerns they may have regarding their own continued employment, either prior to or following a change in control.

We had an employment agreement with Mr. Flood that was terminated effective as of January 31, 2007 in connection with his departure from the Company. We entered into a Separation and Release Agreement with Mr. Flood that confirmed the schedule for the payment of amounts that Mr. Flood was entitled to receive under his employment agreement in connection with departure from the Company. These payments are described below under “Potential Payments Upon Termination or Change in Control” beginning on page 28 of this proxy statement. We also had an employment agreement with Dr. Lopez that was terminated effective as of February 15, 2007 in connection with his retirement.

The potential severance and change in control benefits payable to our current executive officers, as well as the severance payments and benefits that were paid to Mr. Flood and Dr. Lopez are described in “Potential Payments Upon Termination or Change in Control” on page 28 of this proxy statement.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to us with the benefit/value to the executive.

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. It is the Compensation Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. All compensation paid to our executive officers in 2006 was fully deductible by the Company.

With the adoption of SFAS No. 123(R), we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Equity Grant Practices

Historically, we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. In October 2006, we adopted an internal policy regarding approval and timing of equity awards. This policy provides, among other things, that equity awards will be approved by the Compensation Committee or by the full Board at a regularly scheduled meeting, except that our Chief Executive Officer is authorized to make certain limited awards to employees who are not executive officers. The policy provides that the grant date for equity awards shall be the date of approval of such awards or a future date specified by the Compensation Committee. The grant date for awards to newly hired employees shall be as of a specified date on a quarterly basis.

Stock Ownership Guidelines

While many of our executive officers have significant company stock holdings, we do not currently have specific guidelines regarding stock ownership for our executive officers. We believe that the annual equity based awards to our executive officers provide a sufficient opportunity for the executives to acquire our common stock and to further align their interest with the interests of our shareholders, but we may consider in the future whether adoption of an internal policy regarding share ownership guidelines for our executive officers is appropriate.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Patrick S. Flood Former Chairman and Chief Executive Officer(3)	2006	875,000	—		507,296	199,038	—	56,323	1,673,657
Kevin D. Race Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer(3)	2006	600,000	—		259,205	111,541	—	29,103	999,849
John Kubiak Executive Vice President and Chief Investment Officer	2006	250,000	50,000	(5)	67,500	11,628	—	6,938	386,066
Dr. D. “Ike” Reighard Executive Vice President and Chief People Officer	2006	275,000	—		48,917	19,957	—	21,578	365,452
Dr. Paul Lopez Former Executive Vice President of Business Development(4)	2006	275,000	—		50,833	20,023	—	22,297	368,153

(1)	Represents the proportionate amount of the total fair value of stock and option awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with SFAS No. 123(R). The awards for which expense is shown in this table include the awards described in the 2006 Grants of Plan-Based Awards table beginning on page 24 of this proxy statement, as well as awards granted in 2004 and 2005 for which we continued to recognize expense in 2006. The grant date fair value of the stock awards are based on the fair market value of the underlying shares on the date of grant.

(2)	Amounts included in this column are as follows:

	Mr. Flood ($)	Mr. Race ($)	Mr. Kubiak ($)	Dr. Reighard ($)	Dr. Lopez ($)
Company contributions to 401(k) Plan	4,844	3,131	938	3,578	4,297
Perquisites:
Business Allowance	—	—	6,000	18,000	18,000
Club Dues	5,000	5,000	—	—	—
Auto Allowance	31,479	20,972	—	—	—
Supplemental Insurance Premiums	15,000	—	—	—	—
Total	56,323	29,103	6,938	21,578	22,297

(3)	On January 12, 2007, Mr. Race replaced Mr. Flood as the Chief Executive Officer of the Company.
(4)	Dr. Lopez’s employment with the Company terminated effective as of February 15, 2007.
(5)	Reflects a retention bonus paid pursuant to the terms of a retention bonus agreement entered into with Mr. Kubiak on November 30, 2006.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)
Patrick S. Flood	4/1/06	2/23/06	—	656,250	656,250	62,960	553,418
Kevin D. Race	4/1/06	2/23/06	—	450,000	450,000	44,205	388,562
John Kubiak	4/1/06	2/23/06	—	125,000	125,000	9,386	82,503
Dr. D. “Ike” Reighard	4/1/06	2/23/06	—	137,500	137,500	9,728	85,509
Dr. Paul Lopez	4/1/06	2/23/06	—	200,000	200,000	8,289	72,860

(1)	Represents target and maximum payment levels under the 2006 Bonus Program. Threshold payout levels were not established under the 2006 Bonus Program. No incentive bonuses were earned by the named executive officers for 2006 because the Company did not achieve a threshold level of pre-tax earnings required to fund the bonus pool under the 2006 Bonus Program, as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Additional information regarding the design of the 2006 Bonus Program is included in the Compensation Discussion and Analysis beginning on page 17 of this proxy statement.
(2)	Reflects RSUs which vest in five equal annual installments beginning on the first anniversary of their grant date, or earlier upon the executive’s termination of employment with the Company by reason of death, disability or retirement, or termination by the Company without cause within two years following a change in control of the Company. RSUs convert to shares of our common stock on a one-for-one basis on the vesting date. RSUs accrue cash dividends with respect to the underlying shares of stock which are credited to a cash account established for the executive, subject to the same forfeiture provisions and restrictions on transferability as the underlying RSUs to which they relate, and are paid out on the day the RSUs vest.
(3)	Represents the grant date fair value of the RSUs determined in accordance with FAS 123(R).

Employment Agreements

We have employment agreements with Messrs. Race, Kubiak and Dr. Reighard that include the terms described below. The employment agreement with Mr. Race was entered into as of January 29, 2007 in connection with Mr. Race’s election to succeed Mr. Flood as our Chief Executive Officer. We previously had an employment agreement with Mr. Flood that was terminated in connection with Mr. Flood’s departure from the Company effective January 31, 2007.

Term

The new employment agreement with Mr. Race is for an initial term extending until June 30, 2009. Beginning on June 30, 2007, and on each June 30 thereafter, the agreement will be automatically extended for an additional one-year period, but either the Company or Mr. Race may cause the agreement to cease to extend automatically by giving notice to the other party prior to any June 30 renewal date. The employment agreements with Mr. Kubiak and Dr. Reighard provide for an initial term extending until October 31, 2008 and June 30, 2006, respectively. On the date that is one year prior to the expiration of the initial term, and on each anniversary of such date thereafter, each of the agreements is automatically extended for an additional one-year period, but either the Company or the executive officer may cause the agreement to cease to extend automatically by giving notice to the other party prior to any such renewal date.

Salary and Benefits

The employment agreements with Messrs. Race and Kubiak and Dr. Reighard provide that each executive is entitled to a base annual salary (subject to annual review and increases for merit performance) and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to our senior management personnel. The current annual base salaries of Messrs. Race, Kubiak and Dr. Reighard are $700,000, $250,000 and $275,000, respectively. Each of these executives will have an opportunity to earn an annual cash bonus based upon achievement of performance goals established by the compensation committee. Mr. Race’s employment agreement specifically provides that his target annual cash bonus shall be determined by the compensation committee and shall, at plan, be 60% of his annual base salary for such year but shall not exceed 90% of his base salary for such year. In addition, each of the executives is entitled to fringe benefits generally made available to our senior management personnel, including a business allowance and, in the case of Mr. Race, a leased automobile and reimbursement of up to $5,000 per year for club dues and up to $3,000 for the cost of an annual physical examination.

Equity Awards

The employment agreements provide that the executives will be eligible for grants under the Company’s long-term incentive plan or plans generally made available to the Company’s senior management personnel. In addition, pursuant to Mr. Race’s agreement, he received a special award of 65,789 restricted stock units in recognition of his promotion to the position of Chief Executive Officer.

Termination

The employment agreements may be terminated by us at any time with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). The agreements also terminate upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below under “Potential Payments Upon Termination or Change in Control” beginning on page 28 of this proxy statement.

Restrictive Covenants

Each executives has agreed in his employment agreement not to disclose confidential information, and not to solicit our customers or recruit our employees, for a period of 24 months following the termination of his employment (or for a period of 12 months if such termination follows within two years of a change of control), in the case of Mr. Race, or for a period of 12 months following the termination of his employment, in the case of Mr. Kubiak and Dr. Reighard.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Name	Exercisable	Unexercisable
Patrick S. Flood(6)	125,000	125,000	(1)	7.50	7/14/14	254,240	(4)	1,075,435
	1,827	5,488	(2)	8.99	7/14/15

Kevin D. Race	70,000	70,000	(1)	7.50	7/14/14	138,807	(4)	587,154
	1,193	3,578	(2)	8.99	7/14/15

John Kubiak	7,500	7,500	(3)	7.50	7/14/14	27,071	(4)	114,510

Dr. D. “Ike” Reighard	12,500	12,500	(1)	7.50	7/14/14	26,683	(4)	112,869
	470	1,411	(2)	8.99	7/14/15

Dr. Paul Lopez(7)	12,500	12,500	(1)	7.50	7/14/14	26,517	(4)	112,167
	437	1,310	(2)	8.99	7/14/15

(1)	The SARs were granted on July 14, 2004, and vest in one-forth increments on each of the first four anniversaries of the grant date, or earlier upon the executive’s termination of employment with the Company by reason of death, disability or retirement, or termination by the Company without cause within two years following a change in control of the Company.
(2)	The SARs were granted on July 14, 2005, and vest in one-forth increments on each of the first four anniversaries of the grant date, or earlier upon the executive’s termination of employment with the Company by reason of death, disability or retirement, or termination by the Company without cause within two years following a change in control of the Company.
(3)	The SARs were granted on October 25, 2004, and vest in one-fourth increments on each of the first four anniversaries of the grant date, or earlier upon the executive’s termination of employment with the Company by reason of death, disability or retirement, or termination by the Company without cause within two years following a change in control of the Company.
(4)	Reflects RSUs that vest on the dates indicated in the chart below, or earlier upon the executive’s termination of employment with the Company by reason of death, disability or retirement, or termination by the Company without cause within two years following a change in control of the Company.

Name	4/1/07	7/14/07	10/25/07	4/1/08	7/14/08	10/25/08	4/1/09	7/14/09	4/1/10	4/1/11	Total
Mr. Flood	12,592	101,823	—	12,592	83,975	—	12,592	5,482	12,592	12,592	254,240
Mr. Race	8,841	50,193	—	8,841	40,830	—	8,841	3,579	8,841	8,841	138,807
Mr. Kubiak	1,877	—	9,091	1,877	—	8,595	1,877	—	1,877	1,877	27,071
Dr. Reighard	1,946	8,856	—	1,946	7,213	—	1,945	886	1,946	1,945	26,683
Dr. Lopez	1,658	9,280	—	1,658	7,638	—	1,658	1,310	1,657	1,658	26,517

(5)	Reflects the value as calculated based on the closing price of our common stock on December 29, 2006.
(6)	In connection with Mr. Flood’s departure from the Company effective as of January 31, 2007, all of his outstanding RSUs became fully vested and converted to shares of common stock, and all of his unvested SARs became fully vested and exercisable and will expire three months following his termination.
(7)	In connection with Mr. Lopez’s retirement from the Company effective as of February 15, 2007, all of his outstanding RSUs became fully vested and converted to shares of common stock, and all of his unvested SARs became fully vested and exercisable and will expire three months following his termination.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Patrick S. Flood	88,527	684,316
Kevin D. Race	43,104	333,194
John Kubiak	9,624	51,007
Dr. D. “Ike” Reighard	7,606	58,796
Dr. Paul Lopez	8,030	62,076

(1)	Value realized represents the fair market value of the underlying shares on the vesting date.

2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Patrick S. Flood	87,500	(1)	—	25,758	—	393,468
Kevin D. Race	50,282	(2)	—	22,390	—	219,217
John Kubiak	7,500	(1)	—	278	—	7,778
Dr. D. “Ike” Reighard	—		—	—	—	—
Dr. Paul Lopez	74,400	(2)	—	29,501	36,999	312,483

(1)	Reflects deferrals of base salary under the Company’s Deferred Compensation Plan. These amounts are reported as 2006 compensation in the Salary column of the Summary Compensation Table.
(2)	Reflects deferrals of annual incentive bonuses earned for 2005 that were paid in 2006. These amounts are not reported as 2006 compensation in the Summary Compensation Table.

The HomeBanc Mortgage Corporation Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which the named executive officers may elect to defer up to 75% of their base salary and up to 100% of their annual cash incentive bonus. Deferred amounts are credited to each participant’s account, which is indexed to one or more investment alternatives chosen by each participant from a range of mutual fund offering and other investments available under the plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump-sum or in annual installments over a certain term upon retirement, death or other termination of employment, as elected in advance by the participant. A participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum five year deferral.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into employment agreements with each of the named executive officers, and also maintains certain other plans and arrangements in which the named executive officers participate, that provide benefits to the named executive officers in the event of a termination of employment under certain circumstances. The following table summarizes the value of payments and benefits that each of the named executive officers would be entitled to receive assuming that a termination of employment occurred on December 31, 2006 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees.

	Mr. Flood(1)	Mr. Race	Mr. Kubiak		Dr. Reighard	Dr. Lopez(2)
Reason for Termination:

By Executive for Good Reason; By Company Without Cause

Accrued Obligations(3)	67,308	46,154	19,231		21,154	21,154
Pro Rata Bonus(4)	656,250	450,000	125,000		137,500	200,000
Cash Severance(5)	3,062,500	2,100,000	375,000		412,500	475,000
Health & Welfare Continuation(6)	18,179	18,179	8,414		8,491	5,604
Value of Accelerated Equity Awards(7)	1,075,435	587,152	115,064		112,869	112,166
Outplacement Services(8)	218,750	150,000	62,500		68,750	68,750
Payout of Deferred Compensation(9)	393,468	219,217	0	(11)	0	0	(12)

Total Estimated Value of Payments and Benefits	5,491,890	3,570,702	705,209		761,264	882,674

Death, Disability or Retirement

Accrued Obligations(3)	67,308	46,154	19,231		21,154	21,154
Pro Rata Bonus(4)	656,250	450,000	125,000		137,500	200,000
Value of Accelerated Equity Awards(7)	1,075,435	587,152	115,064		112,869	112,166
Payout of Deferred Compensation(9)	393,468	219,217	7,778	(11)	0	312,483	(12)

Total Estimated Value of Payments and Benefits	2,192,461	1,302,523	267,062		271,523	645,791

By Company for Cause; By Executive without Good Reason (Voluntary)

Accrued Obligations(3)	67,308	46,154	19,231		21,154	21,154
Payout of Deferred Compensation(9)	393,468	219,217	0	(11)	0	0	(12)

Total Estimated Value of Payments and Benefits	460,776	265,371	19,231		21,154	21,154

Termination Within 24 Months Following a Change of Control

Accrued Obligations(3)	67,308	46,154	19,231		21,154	21,154
Pro Rata Bonus(4)	656,250	450,000	125,000		137,500	200,000
Cash Severance(5)	3,828,125	2,625,000	562,500		618,750	712,500
Health & Welfare Continuation(6)	22,723	22,723	12,621		12,736	8,407
Value of Accelerated Equity Awards(7)	1,075,435	587,152	115,064		112,869	112,166
Outplacement Services(8)	218,750	150,000	62,500		68,750	68,750
Payout of Deferred Compensation(9)	393,468	219,217	7,778		0	312,483
Estimate 280G Gross-Up Payment(10)	1,854,734	1,244,863	0		0	0

Total Estimated Value of Payments and Benefits	8,116,793	5,354,109	904,694		971,759	1,435,460

(1)	Mr. Flood’s employment with the Company was terminated by the Company “without Cause” (as defined in Mr. Flood’s employment agreement) effective as of January 31, 2007. We entered into a Separation and Release Agreement with Mr. Flood that confirmed the schedule for the payment of amounts that Mr. Flood was entitled to receive under his employment agreement in connection with his termination of employment. Mr. Flood received or will receive $110,616 in accrued salary and vacation pay through January 31, 2007, a pro rata target bonus for 2007 in the amount of $55,736, a cash severance payment of $3,426,924, acceleration of equity awards valued at approximately $975,000, a $50,000 payment in lieu of outplacement services, and a payout of $393,468 representing the vested balance of his deferred compensation account.
(2)	Dr. Lopez’s employment with the Company was terminated by the Company “without Cause” (as defined in Dr. Lopez’s employment agreement) effective as of February 15, 2007. We entered into a Separation and Release Agreement with Dr. Lopez that confirmed the schedule for the payment of amounts that Dr. Lopez was entitled to receive under his employment agreement in connection with his termination of employment. Dr. Lopez received or will receive a $41,097 payment representing accrued salary, vacation pay and a pro rata target bonus for 2007, a cash severance payment of $475,000, acceleration of equity awards valued at approximately $90,713, a $6,875 payment in lieu of outplacement services, a $4,273 payment in lieu of continuation of health and welfare benefits, and a payout of $312,483 representing the vested balance of his deferred compensation account.
(3)	Accrued Obligations would include accrued but unpaid base salary through the date of termination, any accrued and unused vacation and other vested compensation. Amounts shown reflect estimated payouts of accrued vacation benefits.
(4)	Employment agreements with the named executive officers provide for a pro rata bonus equal to the executive’s target bonus for the year in which the termination occurs. Amounts shown reflect 100% of the executive’s 2006 target bonus opportunity.
(5)	Employment agreements with the named executive officers provide that if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason (as defined in the employment agreements), the executive will receive a lump sum severance payment equal to a multiple (two in the case of Messrs. Flood and Race, and one in the case of Mr. Kubiak and Drs. Reighard and Lopez) of the executive’s then-current base salary and the greater of (i) the average of the annual bonuses earned by the executive for the two fiscal years preceding the year in which the termination occurs or (ii) the executive’s target bonus for the year in which the termination occurs. If the termination occurs with two years after a change in control of the Company, the multiple is 2.5 for Messrs. Flood and Race, and 1.5 for Mr. Kubiak and Drs. Reighard and Lopez.
(6)	Represents the cost of providing continued health and welfare benefits to the executive as if the executive’s employment with the Company had not been terminated for a period of year equal to the cash severance multiple. The Company’s obligations to provide health and welfare benefits cease in the event the executive participates in another employer sponsored plan.
(7)	Represents the fair market value of shares underlying outstanding restricted stock units, all of which vest and convert to shares of common stock upon termination. No value has been assigned to the accelerated vesting of stock appreciation rights, all of which had a higher base price than the closing price of the Company’s common stock on December 31, 2006.
(8)	Employment agreements with the named executive officers provide for reasonable outplacement services for a period of one year following termination, subject to a maximum of 25% of the executive’s base salary.
(9)	Reflects payout of the executive’s vested balance under the Company’s Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation table on page [ ] of this proxy statement.
(10)

Employment agreements with the named executive officers provide that the Company will reimburse the executive for any 280G excise taxes that are imposed on the executive and any income and excise taxes that are payable by the executive as a result of any reimbursement for 280G excise taxes, provided that the net after-tax benefit to the executive is at least $50,000 as compared with the net after-tax proceeds to the executive of a “cut-back” to the extent necessary to avoid imposition of the 280G excise tax. The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% medicare tax rate and a 6% state income tax rate.
(11)	Mr. Kubiak has elected to receive the balance of his deferred compensation account in a single lump sum payable on January 1, 2009, or earlier upon his death.
(12)	Dr. Lopez elected to receive the balance of his deferred compensation account in three annual installments beginning on August 31, 2007, or earlier upon his death. In connection with his termination of employment, the vested balance of his deferred compensation account will be paid out in accordance with this election.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Glenn T. Austin, Jr.	92,750	49,134	—	—	—	—	141,884
Lawrence W. Hamilton	86,250	49,136	—	—	—	—	135,386
Warren Y. Jobe	117,750	49,134	—	—	—	—	166,884
Joel K. Manby	101,480	49,136	—	—	—	—	150,616
Robert C. Patton	52,500	29,169	—	—	—	—	81,669
Bonnie L. Phipps	76,250	49,136	—	—	—	—	125,386
John W. Spiegel	91,500	38,891	—	—	—	—	130,391
James B. Witherow	48,500	29,169	—	—	—	—	77,669

(1)	Amounts reflect the following retainers and meeting fees:

Director	Annual Retainer ($)	Board and Committee Meeting Fees ($)	Supplemental Retainers ($)
			Lead Director	Audit Committee Chair	Compensation Committee Chair	Nominating/ Governance Committee Chair	Investment and Risk Management Committee Chair
Mr. Austin	50,000	35,250	—	—	—	7,500	—
Mr. Hamilton	50,000	26,250	—	—	10,000	—	—
Mr. Jobe	50,000	42,750	—	25,000	—	—	—
Mr. Manby	50,000	31,480	20,000	—	—	—	—
Mr. Patton	31,250	18,750	—	—	—	2,500	—
Ms. Phipps	50,000	26,250	—	—	—	—	—
Mr. Spiegel	50,000	31,500	—	—	—	—	10,000
Mr. Witherow	31,250	17,250	—	—	—	—	—

(2)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2006 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with SFAS No. 123(R). The awards for which expense is shown in this table include an award of 6,250 RSUs granted to each non-employee director on May 26, 2006, as well as awards granted to non-employee directors in 2005 for which we continued to recognize expense in 2006. The grant date fair value of the 6,250 RSUs granted to each non-employee director on May 26, 2006 was $50,000. The aggregate number of RSUs held by each director as of December 31, 2006 was as follows: Mr. Austin, 17,622; Mr. Hamilton, 13,123; Mr. Jobe, 17,241; Mr. Manby, 13,123; Mr. Patton, 7,156; Ms. Phipps, 13,123; Mr. Spiegel, 11,803; Mr. Witherow, 7,156.

Director Compensation

Any member of our board of directors who is also our employee does not receive additional compensation for serving on our board of directors. Compensation for our non-employee directors is awarded under the HomeBanc Corp. 2004 Director Compensation Plan, or the “Directors’ Plan,” which provides for cash and equity compensation for our non-employee directors. The Directors’ Plan is a sub-plan of our LTIP and equity awards issued under the Directors’ Plan are subject to the same terms and conditions of the LTIP. The board believes that annual compensation for non-employee directors should consist of both a cash component, to compensate members for their service on the board and its committees, and an equity component that vests over time, to create an incentive for continued service as well as align directors’ interests with those of our shareholders.

Cash Compensation

Under the Directors’ Plan, our non-employee directors receive an annual retainer of $50,000, payable in monthly installments. Additional annual retainers are paid to committee chairpersons and as follows: chair of compensation committee: $10,000; chair of nominating and governance committee: $10,000; chair of the audit committee: $25,000; and chair of the investment and risk management committee: $10,000. In addition, our lead director receives an annual cash retainer of $25,000. Annual service for this purpose relates to the approximate 12-month period between annual meetings of our shareholders. A prorated annual retainer is paid to any person who becomes a non-employee director other than on an annual meeting date, or who becomes a committee chair or lead director on a date other than the beginning of a plan year. We also pay our non-employee directors a fee of $1,500 for personally attending a board or committee meeting, and $750 for telephonically attending a board or committee meeting. Non-employee directors also receive reasonable reimbursement of travel expenses in connection with attending meetings of our board and its committees.

Equity Compensation

In addition to cash compensation, each non-employee director receives, upon becoming a director, an initial award of RSUs, determined by dividing $50,000 by the fair market value of our common stock on the date of grant. A prorated initial grant is awarded to any person who becomes a non-employee director on a date other than the first date of any plan year. On the day following each annual meeting of our shareholders, each non-employee director then in office will receive an award of RSUs determined by dividing $50,000 by the fair market value of our common stock on the date of grant. RSUs vest and become non-forfeitable on a prorated monthly basis over the first 12 months following the date of grant, or sooner in the event that the holder’s service as a director is terminated due to his or her death, disability, retirement or failure to be re-nominated or re-elected to the board, or if his or her service as a director is terminated without cause within two years following a change of control of our company. Vested RSUs are converted into actual shares of common stock on the day that a non-employee director ceases to serve as a director of our company. Under the terms of the Directors’ Plan, dividend equivalents on RSUs granted to our non-employee directors are converted to additional RSUs, which are subject to the same restrictions, terms and conditions as the original RSUs to which they relate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised of Messrs. Hamilton (Chairman), Manby and Patton and Ms. Phipps. None of the members of the compensation committee during fiscal year 2006 or as of the date of this proxy statement is or has been an officer or employee of our company. Further, none of our executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.

COMPENSATION COMMITTEE

Lawrence W. Hamilton, Chairman

Joel K. Manby

Robert C. Patton

Bonnie L. Phipps

March 12, 2007

The foregoing report is not and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act” and, together with the Securities Act, the “Acts”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

5% or Greater Shareholders

The following table sets forth information as to those shareholders known to us to be the beneficial owners of more than 5% of the outstanding shares of our common stock as of February 14, 2007, the SEC filing deadline for Form 13G filings reflecting beneficial ownership as of December 31, 2006. The number of shares of our common stock outstanding as of February 14, 2007 was 56,976,849. The number of shares of our common stock outstanding as of June 30, 2007 was 51,446,523. The percentages of shares shown as beneficially owned in the table below were calculated based on the number of shares outstanding as of June 30, 2007.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(2)
FMR Corp.(3)	8,526,640	16.57%
NWQ Investment Management Company, LLC.,(4)	5,574,570	10.84%
North Run Master Fund, L.P.(5)	4,741,200	9.22%
Wasatch Advisers, Inc.,(6)	3,404,347	6.62%
T. Rowe Price Associates, Inc.(7)	3,316,506	6.45%
UBS Global Asset Management (Americas), Inc.(8)	3,233,497	6.29%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.
(2)	Percentages of shares beneficially owned were calculated by determining the total number of shares beneficially owned by a person and dividing that number by the total number of shares of our common stock outstanding as of the date of this table.
(3)	Based on Amendment No. 1 to Schedule 13G filed on February 14, 2007, FMR Corp. reports that, as of December 31, 2006, of the 8,526,640 shares of our common stock beneficially owned, it possesses sole voting power with respect to 914,200 of these shares and sole dispositive power with respect to 8,526,640 of the shares. According to Amendment No. 1 to the Schedule 13G filed by FMR Corp., Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 7,619,340 shares of our common stock listed as beneficially owned by FMR Corp. as a result of acting as investment adviser to various registered investment companies. Members of the family of Edward C. Johnson, Chairman of FMR Corp., are the predominant owners of the voting power of FMR Corp. Mr. Johnson and FMR Corp., through its control of Fidelity Management & Research and the various registered investment companies, have the sole power to dispose of the 7,619,340 shares beneficially owned by these entities. Voting power with respect to these 7,619,340 shares of our common stock resides solely with the boards of trustees of the various funds. According to Amendment No. 1 to the Schedule 13G, Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR Corp. and a bank (“PGATC”), is the beneficial owner of 396,700 of the shares beneficially owned by FMR Corp. Fidelity Management Trust Company, a wholly owned bank subsidiary of FMR Corp., as a result of the bank’s serving as investment manager of certain institutional accounts. Mr. Johnson and FMR Corp., through their control of PGATC, have sole dispositive and voting power with respect to these 396,700 shares of our common stock. Pursuant to Amendment No. 1 to the Schedule 13G, Fidelity International Limited, a qualified institution that provides investment advisory and management services, is the beneficial owner of 510,600 of the shares beneficially owned by FMR Corp. Partnerships controlled by members of the family of Mr. Johnson, Chairman of FMR Corp. and FIL, own shares of approximately 47% of the voting stock of FIL. FMR Corp. and FIL are separate and independent corporate entities. FMR Corp. has included the 510,600 shares on a voluntary basis in its Amendment No. 1 to the Schedule 13G, as if all of the shares are beneficially owned by FMR Corp. and FIL on a joint basis. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	Based on Amendment No. 2 to Schedule 13G filed on February 12, 2007, NWQ Investment Management Company, LLC (“NWQ”) reports that, as of December 31, 2006, it possesses sole dispositive power with respect to the 5,574,520 shares and sole voting power with respect to 5,289,170 shares reported as beneficially owned. NWQ is an investment manager, and its address is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(5)	Based on a Schedule 13G filed on February 2, 2007, filed on behalf of North Run Advisors, LLC, a Delaware limited liability company (“North Run”), North Run GP, LP, a Delaware limited partnership (the “GP”), North Run Capital, LP, a Delaware limited partnership (the “Investment Manager”), Todd B. Hammer and Thomas B. Ellis. Messrs. Hammer and Ellis are the principals of North Run, the GP and the Investment Manager. North Run is the general partner for both the GP and the Investment Manager. The GP is the general partner of North Run Capital Partners, LP, a Delaware limited partnership (the “Fund”), North Run Qualified Partners, LP, a Delaware limited partnership (the “QP Fund”), and North Run Master Fund, LP, a Cayman Island exempted limited partnership (the “Master Fund”). The Fund, the QP Fund and North Run Offshore Partners, Ltd., a Cayman Island exempted company (the “Offshore Fund”), are also general partners of the Master Fund. The Schedule 13G relates to shares of common stock of HomeBanc Corp. a Georgia corporation (the “Issuer”) purchased by the Master Fund. The Master Fund’s address is One International Place, Suite 2401, Boston, Massachusetts 02110.
(6)	Based on Amendment No. 2 to Schedule 13G filed on February 15, 2007, Wasatch Advisors, Inc. (“Wasatch”) reports that, as of December 31, 2006, it possesses sole voting and dispositive power with respect to the 3,404,347 shares reported as beneficially owned. Wasatch is an investment manager, and its address is 150 Social Hall Avenue, Salt Lake City, Utah 84111.
(7)	Based on a Schedule 13G filed on February 13, 2007, T. Rowe Price Associates, Inc. (“T. Rowe Price”) reports that, as of December 31, 2006, it possesses sole voting power with respect to 1,024,480 shares reported as beneficially owned and sole dispositive power with respect to all 3,316,506 shares reported as beneficially owned. T. Rowe Price is an investment manager, and its address is 100 E. Pratt Street, Baltimore, Maryland 21202.
(8)	Based on Amendment No. 1 to Schedule 13G filed on February 20, 2007, filed by UBS AG (“UBS AG”) for the benefit and on behalf of the UBS Global Asset Management (Americas) Inc. (“UBS Global AM”), UBS Global AM reports that, as of December 31, 2006, of the 3,233,497 shares of our common stock beneficially owned, it possesses sole voting power with respect to 2,409,825 of these shares and shared dispositive power with respect to 3,233,497 of the shares. UBS Global AM is a wholly-owned subsidiary of UBS Americas Inc. (“UBS Americas”), which is a wholly-owned subsidiary of UBS AG. UBS AG is reporting direct and indirect beneficial ownership of holdings by reason of its ownership of UBS Americas but disclaims beneficial ownership of the shares reported as beneficially owned by UBS Global AM. UBS Americas is reporting indirect beneficial ownership of holdings by reason of its ownership of UBS Global AM. UBS Global AM’s address is One North Wacker, Chicago, Illinois 60606.

Directors and Executive Officers

The following table sets forth information available to us as of June 30, 2007 with respect to the beneficial ownership of common stock by each of our directors and nominees for director, by each of our current or former executive officers named in the summary compensation table herein, and by all of our directors, nominees and executive officers as a group. Except as indicated in the footnotes to this table, directors, nominees and executive officers possess the sole power to vote or transfer the shares set forth by their names. The number of shares outstanding as of June 30, 2007 was 51,446,523. None of the shares indicated as beneficially owned in the tale below are subject to any pledge, and none of the shares beneficially owned by our directors are directors’ qualifying shares.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(2)	Components of Beneficial Ownership
			Common Stock Owned	Rights to Acquire Common Stock(3)
Patrick S. Flood(4)	1	*	1	0
Kevin D. Race(5)	141,456	*	82,092	59,364
Glenn T. Austin, Jr.(6)	29,943	*	11,227	18,716
Lawrence W. Hamilton(7)	13,938	*	0	13,938
Warren Y. Jobe(8)	18,311	*	0	18,311
Joel K. Manby(9)	13,938	*	0	13,938
Robert C. Patton(10)	7,600	*	0	7,600
Bonnie L. Phipps(11)	13,938	*	0	13,938
John W. Spiegel(12)	12,535	*	0	12,535
James B. Witherow(13)	7,600	*	0	7,600
John Kubiak(14)	15,561	*	15,561	0
Dr. Paul Lopez(15)	54,515	*	54,515	0
Dr. D. “Ike” Reighard(16)	25,124	*	14,662	10,462
All executive officers and directors as a group (20 persons)(17)	475,339	*	261,326	214,013

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules promulgated by the SEC under Section 13(d) of the Exchange Act. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, including securities for which the individual has the right to acquire beneficial ownership within 60 days of the date shown in the table above. Shares of our common stock issuable upon settlement or exercise of RSUs and SARs that have vested or will vest within 60 days of the date of this table are included in the table above as being beneficially owned by a person.
(2)	Percentages of shares beneficially owned were calculated by determining the total number of shares beneficially owned by a person, including all RSUs and shares issuable upon exercise and settlement of SARs held by such person that have vested or that will vest within 60 days of the date of this table, and dividing that number by the total number of shares of our common stock outstanding as of June 30, 2007 plus that person’s RSUs that have vested or that will vest within 60 days of the date of this table. All of the SARs beneficially owned by our executive offices have exercise prices above the fair market value of our common stock as of June 30, 2007 and, accordingly, no shares of our common stock are issuable upon the settlement of such SARs are included in the number of shares and percentages included in this table.
(3)	Includes shares issuable upon settlement or exercise of RSUs that are vested or will vest within 60 days of the date of this table. All of the SARs beneficially owned by our executive offices have exercise prices above the fair market value of our common stock as of June 30, 2007 and, accordingly, no shares of our common stock are issuable upon the settlement of such SARs are included in the number of shares and percentages included in this table.
(4)	Chairman, Chief Executive Officer and a director through January 12, 2007.

(5)	President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer of HomeBanc Corp. and a Director. The shares beneficially owned by Mr. Race include (i) 80,989 shares directly owned by Mr. Race, (ii) 3,059 shares owned by The Race Family Limited Partnership, LLLP, of which Mr. Race and his wife, Nancy E. Race, are the general partners and (iii) 1,102.85 shares owned indirectly by Mr. Race through the 401(k) Plan and (iv) 59,364 shares underlying RSUs that are vested or will vest within 60 days of the date of this table.
(6)	Director. The shares beneficially owned by Mr. Austin include (i) 2,227 shares directly owned by Mr. Austin, (ii) 5,000 shares purchased by his wife, Cheryle F. Austin, (iii) 4,000 shares purchased by his mother, Mary W. Austin, and (iv) 18,716 shares issuable to Mr. Austin upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will be converted to shares of common stock upon termination of Mr. Austin’s service as a director.
(7)	Director. All 13,938 shares beneficially owned by Mr. Hamilton are issuable to Mr. Hamilton upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will be converted to shares of common stock upon termination of Mr. Hamilton’s service as a director.
(8)	Director. All 18,311 shares beneficially owned by Mr. Jobe are issuable to Mr. Jobe upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will be converted to shares of common stock upon termination of Mr. Jobe’s service as a director.
(9)	Director. All 13,938 shares beneficially owned by Mr. Manby are issuable to Mr. Manby upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will be converted to shares of common stock upon termination of Mr. Manby’s service as a director.
(10)	Director. All 7,600 shares beneficially owned by Mr. Patton are issuable to Mr. Patton upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will be converted to shares of common stock upon termination of Mr. Patton’s service as a director.
(11)	Director. All 13,938 shares beneficially owned by Ms. Phipps are issuable to Ms. Phipps upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will be converted to shares of common stock upon termination of Ms. Phipp’s service as a director.
(12)	Director. All 12,535 shares beneficially owned by Mr. Spiegel are issuable to Mr. Spiegel upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will convert to shares of common stock upon termination of Mr. Spiegel’s service as a director.
(13)	Chairman and Director. All 7,600 shares beneficially owned by Mr. Witherow are issuable to Mr. Witherow upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will be converted to shares of common stock upon termination of Mr. Witherow’s service as a director.
(14)	Includes (i) 14,789 shares owned directly and (ii) 772.0432 shares owned indirectly by Mr. Kubiak through the 401(k) Plan.
(15)	All 54,515 shares are owned directly by Dr. Lopez.
(16)	Includes (i) 13,440 shares owned directly, (ii) 1,212.7279 shares owned indirectly by Dr. Reighard through the 401(k) Plan and (iii) 10,462 shares underlying RSUs that are vested or will vest within 60 days of the date of this table.
(17)	Includes (i) 251,452 shares owned directly, (ii) 9,873.698 shares owned indirectly through the 401(k) Plan, (iii) and 214,013 shares issuable upon settlement of RSUs that are vested or will vest within 60 days of the date of this table.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board has adopted a written Statement of Policy with Respect to Related Party Transactions (the “Related Party Transactions Policy”). The Related Party Transactions Policy requires that all related party transactions (as defined below) other than routine related party transactions (as defined below) must be approved in advance by our audit committee in accordance with the guidelines set forth in the policy. Under our Related Party Transactions Policy, a related party transaction is any transaction between our company and any related party other than: (1) transactions involving less than $10,000 when aggregated with all similar transactions; or (2) compensation, including a signing bonus or similar transaction, unless such compensation was approved by our compensation committee. For purposes of the Related Party Transactions Policy, a Related Party means any: (1) executive officer, director or nominee for director; (2) beneficial owner of more than 5% of our company or any affiliate; (3) any immediate family member of any person in (1) and (2); and (4) any entity controlled by any person or entity in (1), (2) or (3) above. In considering whether or not to approve any related party transaction, our audit committee must determine that the proposed transaction is on terms comparable to an arms’ length transaction with an unrelated party.

Routine related party transactions do not require audit committee approval but must be ratified by our audit committee. For purposes of the Related Party Transactions Policy, a routine related party transaction means: (1) a mortgage loan made in the ordinary course of business extended on non-preferential market terms secured by a first or second mortgage lien on the principal dwelling or owner-occupied second home of such related party or on duplexes that are occupied at least in party by the owner such that the Federal Reserve deems these “owner-occupied” dwellings; or (2) employment by our company of any immediate family member of any related party so long as (a) such employment is the result of the hiring process routinely followed by our company, (b) the annual salary or expected total annual compensation to be received by such immediate family member is less than $100,000 and (c) such immediate family member will not report to any related party with whom he/she has a familial relationship. Management is responsible for providing our audit committee with sufficient information to establish that any routine related party transaction satisfies the criteria set forth in our Related Party Transaction Policy. Any routine related transaction that is not ratified by our audit committee must be cancelled or annulled.

All related party transactions during 2006 were approved or ratified in accordance with the terms of our Related Party Transactions Policy.

Mortgage Loans Originated by HBMC

Our directors and officers, and the directors and officers of our subsidiaries, as well as some of the business organizations and individuals associated with those directors and officers, have been customers of HBMC and have had, and may continue to have, mortgage loans with HBMC in the ordinary course of business. These mortgage banking relationships include mortgage loans that were made on substantially the same terms, including interest rates, repayment terms and collateral, as those terms prevailing at the time for comparable mortgage banking transactions with other unrelated persons. These transactions did not and do not involve any greater than normal risk of collectibility or other unfavorable terms or features. Since December 31, 2005, we originated an aggregate of $2.5 million of loans to our directors, executive officers, 5% or greater shareholders and their family members as shown below.

Name	Relationship	Date of Loan	Loan Purpose	Transaction Type	Greatest Principal Balance since Inception	Starting Interest Rate/Type of Loan
Chater, Nicolas V. and Sabine M.	Executive Vice President and Deputy CFO and spouse	1/18/2006	Home Loan	Refinance— Primary Residence	$400,000	6.125%; 10 year/1 year adjustable
Austin, Jill K.	Glenn T. Austin, Jr.’s daughter	9/18/2006	Home Loan	Purchase— Primary Residence	$195,400	6.5%; 30 year fixed
Austin, Glenn T. III and spouse	Glenn T. Austin, Jr.’s son and daughter-in-law	12/01/2006	Home Loan	Purchase— Primary Residence	$310,000	6.25%; 30 year fixed
Roshenthal, Joseph	Patrick S. Flood’s father-in-law	7/14/2006	Home Loan	Purchase— Investment Property	$790,000	6.625%; 10 year/1 year adjustable
Roshenthal, Joseph	Patrick S. Flood’s father-in-law	7/14/2006	Home Loan	Purchase— Primary Residence	$790,000	6.125%; 10 year/1 year adjustable

Employment of Family Members of Executive Officers

Certain of our executive officers have or had family members employed by HBMC. The table below sets forth information regarding the relationship of such family members and the dollar amount of cash compensation paid to such family members by us in 2006:

Name	Relationship	Title or Position	2006 Compensation(1)
Barbara Aiken	Mother of D.C. Aiken, Executive Vice President— Sales	Vice President— Recruiting Manager	$140,483
James J. Flood(2)	Brother of Patrick S. Flood, former Chairman and CEO	Regional President	$467,314
Thomas J. Flood(2)	Brother of Patrick S. Flood, former Chairman and CEO	Area Sales Manager	$324,233
Robert Wills	Half-brother of Patrick S. Flood, former Chairman and CEO	Area Sales Manager	$274,715

(1)	Includes all W-2 cash compensation (base salary, bonus and business allowance) paid to the named person during 2006.
(2)	No longer employed by HomeBanc.

Each of the family members named in the table above was employed by us for more than five years prior to the adoption of the written Related Party Transactions Policy. None of the family members named in the table above reports directly to the executive officer with whom a relationship is shown.

Other Relationships and Transactions

From March 2005 until May 2006, Dr. Courtney R. McCashland was an Executive Vice President of HBMC. Prior to joining HBMC, Dr. McCashland was chief executive officer of TalentMine™, a division of Lydian Trust Company. Dr. McCashland also owned a 20% equity interest in TalentMine, which she sold in April 2005. Effective June 1, 2006, Dr. McCashland resigned her position at HBMC and became an independent consultant to HBMC. Following her resignation, Dr. McCashland reacquired an equity ownership in TalentMine. During 2006, HBMC paid TalentMine an aggregate of $276,937 for consulting services related to our performance appraisal assessment process and leadership development assessment program. HBMC also paid an aggregate of $115,771 in consulting fees to Dr. McCashland in 2006.

OTHER MATTERS

As of the date of this proxy statement, we know of no other business that will be presented for consideration at the annual meeting in addition to those items referred to above. If any other matter is properly brought before the annual meeting for action by our shareholders, proxies in the enclosed form returned to the company will be voted in accordance with the recommendation by the board of directors or, in the absence of any recommendation, in accordance with the judgment of the proxy holder.

ANNUAL REPORT ON FORM 10-K

A copy of our 2006 Annual Report on Form 10-K accompanies this proxy statement. You may request another free copy of the 2006 Annual Report on Form 10-K from:

HomeBanc Corp.

Attn: Investor Relations

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

We will furnish to you at no charge any exhibit to the 2006 Annual Report on Form 10-K that you specifically request. Our 2006 Annual Report on Form 10-K is also available on our website at www.homebanc.com. We are not incorporating the information on our website into this proxy statement, and our website and the information appearing on our website are not included in, and are not part of, this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our common stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who failed to file on a timely basis reports required by Section 16(a) during the most recent fiscal year. Each of our directors and executive offers failed to file a timely Form 4 to report the acquisition from the Company on November 17, 2006 of additional RSUs acquired pursuant to a dividend equivalent rights feature of previously granted RSUs and SARs. A Form 5 was filed on behalf of each director and executive officer to report such dividend equivalent rights upon discovery of the omission.

SHAREHOLDER PROPOSALS FOR

2008 ANNUAL MEETING OF SHAREHOLDERS

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the 2008 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than January 1, 2008. Shareholder proposals should be submitted to HomeBanc Corp., c/o Secretary, 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319.

Under our bylaws and corporate governance guidelines, no business may be brought before an annual meeting unless it is specified in the notice of the annual meeting or otherwise properly brought before the annual meeting by or at the direction of the board or by a shareholder who has delivered written notice to our Secretary containing certain information specified in our bylaws not later than the 10th calendar day following the date on which notice of the date of our 2008 annual meeting of shareholders is published. You can obtain a copy of our bylaws from our Secretary. In addition, any shareholder wishing to submit a nominee for director must comply with the procedures for such a nomination set forth in our Corporate Governance Guidelines, which are described in this proxy statement under “Corporate Governance Matters—Nominees Recommended by Shareholders.” These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to HomeBanc Corp., c/o Secretary, 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319 or by calling our Investor Relations department at (404) 459-7400.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

ê PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

A Proposals — The Board of Directors recommends a vote FOR the Election of Nine Directors and FOR Proposal 2.

1. Election of Directors:	01 - Glenn T. Austin, Jr.	02 - Lawrence W. Hamilton	03 - Warren Y. Jobe
	04 - Joel K. Manby	05 - Robert C. Patton	06 - Bonnie L. Phipps
	07 - Kevin D. Race	08 - John W. Spiegel	09 - James B. Witherow

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as HomeBanc Corp.’s independent registered public accounting firm for 2007	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this proxy and sign exactly as your name(s) appears on this proxy card. If common stock is held jointly, each owner must sign. When signing as attorney or in a fiduciary capacity, please give full title. A corporation must sign in full corporate name by an authorized officer. A partnership must sign in the partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ê PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

Proxy — HomeBanc Corp.

Proxy Solicited on Behalf of the Board of Directors

FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS—August 30, 2007

The undersigned hereby appoints Kevin D. Race, Charles W. McGuire and Nicolas V. Chater, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of common stock of HomeBanc Corp. which the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Shareholders to be held Thursday, August 30, 2007, 8:00 a.m. local time, at the W Altanta at Perimeter Center, 111 Perimeter Center West, Atlanta, Georgia 30346, and at any adjournments thereof, upon the matters described in the accompanying Notice of 2007 Annual Meeting of Shareholders and Proxy Statement dated July 30, 2007 and upon any other business that may properly come before the meeting or any adjournments thereof.

The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows, and otherwise in their discretion upon all other matters that may properly come before the meeting or any adjournments thereof.

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted “FOR” the listed nominees and “FOR” the proposal.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of 2007 Annual Meeting of Shareholders and Proxy Statement dated July 30, 2007.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the annual meeting. If you attend the annual meeting, you may revoke the proxy and vote the shares in person.

			C123456789
MR A SAMPLE
DESIGNATION (IF ANY)	000004	000000000.000000 ext	000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext	000000000.000000 ext
		000000000.000000 ext	000000000.000000 ext
		Electronic Voting Instructions
		You can vote by Internet or telephone!
		Available 24 hours a day, 7 days a week!
		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
		VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

		Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern time, on August 30, 2007.

			Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

ê IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

A Proposals — The Board of Directors recommends a vote FOR the Election of Nine Directors and FOR Proposal 2.

1. Election of Directors:	01 - Glenn T. Austin, Jr.	02 - Lawrence W. Hamilton	03 - Warren Y. Jobe
	04 - Joel K. Manby	05 - Robert C. Patton	06 - Bonnie L. Phipps
	07 - Kevin D. Race	08 - John W. Spiegel	09 - James B. Witherow

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as HomeBanc Corp.’s independent registered public accounting firm for 2007	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this proxy and sign exactly as your name(s) appears on this proxy card. If common stock is held jointly, each owner must sign. When signing as attorney or in a fiduciary capacity, please give full title. A corporation must sign in full corporate name by an authorized officer. A partnership must sign in the partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ê IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

Proxy — HomeBanc Corp.

Proxy Solicited on Behalf of the Board of Directors

FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS—August 30, 2007

The undersigned hereby appoints Kevin D. Race, Charles W. McGuire and Nicolas V. Chater, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of common stock of HomeBanc Corp. which the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Shareholders to be held Thursday, August 30, 2007, 8:00 a.m. local time, at the W Altanta at Perimeter Center, 111 Perimeter Center West, Atlanta, Georgia 30346, and at any adjournments thereof, upon the matters described in the accompanying Notice of 2007 Annual Meeting of Shareholders and Proxy Statement dated July 30, 2007 and upon any other business that may properly come before the meeting or any adjournments thereof.

The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows, and otherwise in their discretion upon all other matters that may properly come before the meeting or any adjournments thereof.

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted “FOR” the listed nominees and “FOR” the proposal.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of 2007 Annual Meeting of Shareholders and Proxy Statement dated July 30, 2007.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the annual meeting. If you attend the annual meeting, you may revoke the proxy and vote the shares in person.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.